As filed with the Securities and Exchange Commission on June 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYMEWORKS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	47-2569713
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 540, 1385 West 8th Avenue

Vancouver, British Columbia, Canada V6H 3V9

(Address of Registrant’s Principal Executive Offices)

Second Amended and Restated Employee Stock Option Plan

Amended and Restated Stock Option and Equity Compensation Plan

Amended and Restated Employee Stock Purchase Plan

(Full Title of Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Riccardo Leofanti, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750, P.O. Box 258

Toronto, Ontario, Canada M5K 1J5

(416) 777-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	311,502	$14.40(3)	$4,485,628.80(3)	$558.46
	386,068	$11.48(4)	$4,432,060.64(4)	$551.79
	4,000,000	$16.25(5)	$65,000,000.00(5)	$8,092.50
	250,000	$13.81(6)	$3,452,500.00(6)	$429.84
Total:	4,947,570			$9,632.59

Notes

(1)	The Common Shares being registered relate to: (a) past stock option grants to U.S. participants under the Registrant’s Second Amended and Restated Employee Stock Option Plan and the Amended and Restated Stock Option and Equity Compensation Plan that have not been exercised, with option exercise prices that were determined in accordance with the provisions of the Second Amended and Restated Stock Option Plan and the Amended and Restated Stock Option and Equity Compensation Plan; (b) equity award grants to U.S. participants to be undertaken in the future in accordance with the provisions of the Registrant’s Amended and Restated Stock Option and Equity Compensation Plan; and (c) Common Shares made available in the future for purchase by U.S. employees of the Registrant in accordance with the provisions of the Registrant’s Amended and Restated Employee Stock Purchase Plan.
(2)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Second Amended and Restated Employee Stock Option Plan, the Amended and Restated Stock Option and Equity Compensation Plan and the Amended and Restated Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Registrant’s Amended and Restated Employee Stock Purchase Plan. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $14.40 per Common Share represents the weighted average of the exercise prices for outstanding options as of June 8, 2018 under the Registrant’s Second Amended and Restated Employee Stock Option Plan (converted to U.S. dollars using an exchange rate of C$1.00=US$0.7715, the Bank of Canada daily average exchange rate on June 8, 2018).
(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $11.48 per Common Share represents the weighted average of the exercise prices for outstanding options as of June 8, 2018 under the Registrant’s Amended and Restated Stock Option and Equity Compensation Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the New York Stock Exchange on June 7, 2018.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the New York Stock Exchange on June 7, 2018 and applying a 15% discount consistent with the provisions of the Amended and Restated Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K (File No. 001-38068) for the fiscal year ended December 31, 2017 filed with the Commission on March 14, 2018;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above;

(c)	the Registrant’s Current Report on Form 8-K (File No. 001-38068), dated March 14, 2018 filed with the Commission on March 14, 2018 (including Exhibit 99.1 thereto, which is deemed filed under the Exchange Act);

(d)	the Registrant’s Current Report on Form 8-K (File No. 001-38068), dated May 1, 2018 filed with the Commission on May 1, 2018 (including Exhibit 99.1 thereto, which is deemed filed under the Exchange Act);

(e)	the Registrant’s Current Report on Form 8-K (File No. 001-38068), dated May 16, 2018 filed with the Commission on May 16, 2018 (including Exhibit 99.1 thereto, which is deemed filed under the Exchange Act);

(f)	the Registrant’s Report on Form 6-K (File No. 001-38068), dated March 7, 2018 furnished to the Commission on March 7, 2018 (including Exhibit 99.1 and 99.2 thereto, which are deemed filed under the Exchange Act);

(g)	the Registrant’s Canadian material change reports included in the Registration Statement on Form F-10 (File No. 333-224623) initially filed with the Commission on May 3, 2018; and

(h)	the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38068) filed with the Commission on April 24, 2017 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Registrant may indemnify an individual who:

a)	is or was the Registrant’s director or officer;

b)	is or was a director or officer (y) at the Registrant’s request, or (z) of another corporation at the time when such corporation is or was an affiliate of the Registrant; or

c)	at the Registrant’s request, is or was, or holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity,

against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with the Registrant or other entity.

However, indemnification is prohibited under the BCBCA if:

a)	such eligible party did not act honestly and in good faith with a view to the Registrant’s best interests (or the other entity, as the case may be);

b)	in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful;

c)	the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles; or

d)	the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles.

The Registrant may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of it.

The BCBCA allows the Registrant to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that we receive from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited. Following the final disposition of an eligible proceeding, the BCBCA requires the Registrant to pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding, or is substantially successful on the merits in the outcome of the proceeding.

Despite the foregoing, on application by the Registrant or an eligible party, a court may:

a)	order the Registrant to indemnify an eligible party in respect of an eligible proceeding;

b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;

c)	order enforcement of or any payment under an indemnification agreement;

d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and

e)	make any other order the court considers appropriate.

The BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of the Registrant or that of an associated corporation.

The Registrant’s articles provide that, subject to the BCBCA, it must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, all legal proceedings, investigative actions or other eligible proceedings (whether current, threatened, pending or completed) to which such person is or may be liable, and we must, after the final disposition of a legal proceeding, investigative action or other eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by such person in respect of that proceeding.

The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify him or her to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of his or her actions in the exercise of his or her duties as a director or officer.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Common Share certificate.(1)

4.2	Notice of Articles of the Registrant.(1)

4.3	Articles of the Registrant.(1)

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1, initially filed with the Commission on April 3, 2017.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate.(1)

4.2	Notice of Articles of the Registrant.(1)

4.3	Articles of the Registrant.(1)

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1, initially filed with the Commission on April 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on June 11, 2018.

ZYMEWORKS INC.

By:	/s/Ali Tehrani
Name: Ali Tehrani
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ali Tehrani and Neil Klompas as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2018.

Signature	Title

/s/ Ali Tehrani Ali Tehrani	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Neil Klompas Neil Klompas	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Nick Bedford Nick Bedford	Director, Chair of the Board of Directors

/s/ Kenneth Hillan Kenneth Hillan	Director

/s/ Hollings Renton Hollings Renton	Director

/s/ Natalie Sacks Natalie Sacks	Director

/s/ Lota Zoth Lota Zoth	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on June 11, 2018.

ZYMEWORKS BIOPHARMACEUTICALS INC.
(Authorized Representative in the United States)

By:	/s/ Ali Tehrani
Name: Ali Tehrani
Title: President and Chief Executive Officer

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on June 11, 2018.

ZYMEWORKS INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

By:	ZYMEWORKS INC.
Plan Administrator

By:	/s/ Ali Tehrani
Name: Ali Tehrani
Title: President and Chief Executive Officer